II.	CODE OF ETHICS

Rule 17j-1 under the IC Act requires each investment adviser of a registered investment company to adopt a written code of ethics reasonably designed to prevent Access Persons from engaging in unlawful actions. In order to comply with Rule 17j-1, Dolan McEniry has adopted this policy (the “17j-1 Code). Access Persons must also comply with provisions of Dolan McEniry’s Code of Ethics and Personal Trading Policy (together with the 17j-1 Code, the “Code”). Those policies and procedures are detailed further in the Compliance Policy Manual.

Dolan McEniry personnel must report any potential portfolio violations of this 17j-1 Code to the CCO or his delegate. The CCO will determine if an actual violation has occurred and, if so, will take such action as is necessary to resolve the violation and will report such violation to the Primary Adviser’s compliance department as may be required by the Sub-Advisory Agreement or applicable laws and regulations.

The sub-adviser will be required to seek the RIC Client’s Board’s approval initially of the 17j-1 Code, and within six months after the adoption of a material change to the 17j-1 Code.

A.	CORE PRINCIPLES

1.	The interests of Clients are required to be placed ahead of those of all others;

2.	Dolan McEniry will strive to foster a healthy culture of compliance;

3.	Supervised Persons are prohibited from taking inappropriate advantage of their position with Dolan McEniry;

4.	Supervised Persons should attempt to avoid any actual or potential conflict of interest with any Dolan McEniry Client;

5.	Personal securities transactions are required to be conducted in a manner consistent with this Policy, and should not adversely impact a Client’s account;

6.	Diligence and care shall be taken in maintaining and protecting non-public, confidential information concerning Dolan McEniry’s Clients (as addressed in Dolan McEniry’s Privacy Policy); and

7.
Supervised Persons are required to comply with Federal Securities Laws (as defined in section 10.02(A) (7)). Strict adherence to Dolan McEniry’s Compliance Policy Manual, RIC Supplement, and instructions provided by the CCO will assist Supervised Persons in complying with this important requirement.

B.	GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

Dolan McEniry employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client

1.	employ any device, scheme, or artifice to defraud the Client;

2.
make any untrue statement of a material fact to the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

4.	engage in any manipulative practice with respect to the Client.

C.	PERSONAL TRADING POLICY

Dolan McEniry employees must adhere to the Code of Ethics and Personal Trading policy and procedures in the Compliance Policy Manual as described below.

A.	Fixed Income Personal Securities Transactions

Access Persons are not required to obtain pre-clearance for fixed income personal securities transactions in an account(s) managed by Dolan McEniry, following one of Dolan McEniry’s investment strategies. Trades in an Access Person’s account managed by the firm may be executed alongside Client trades or on the same calendar day as Dolan McEniry executes transactions on behalf of its Clients in the same security provided that:

1.	No Client is harmed by the Access Person’s personal security transactions;

2.	The Access Person is not advantaged by the Clients’ security transactions;

3.	Transactions are done in accordance with Dolan McEniry’s Trade Aggregation and Allocation Policy.

B.	Personal Trading Restrictions – Preclearance Requirements

Access Persons may not acquire any securities in an IPO, Limited Offering/Private Placement, or fixed income security (other than noted above in section 10.04(A)) without express prior approval from a Managing Member or CCO.

Pre-clearance is not required for transactions in accounts not managed by Dolan McEniry, in which the Access Person has no direct or indirect influence or control (see Managed Accounts below in section 10.05(B)).

Pre-clearance requests should be submitted to a Managing Member and/or the CCO through SchwabCT. Pre-clearance authorizations for Private Placements are good until the time the investment is made. The Managing Member or the CCO may disapprove such request for any reason s/he deems appropriate. The Managing Members shall submit pre-clearance requests to the CCO and the CCO’s pre- clearance requests shall be submitted to a Managing Member.

Personal Trading Reporting Requirements

A.	Reporting Requirements by Access Persons

1.	Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Access Persons shall submit through SchwabCT, investment statements which include all personal securities transactions in which the Access Person had a direct or indirect Beneficial Ownership interest, except for Exempt Transactions listed below in this section. If an Access Person effected no transactions during the applicable quarter, s/he shall file a report indicating as such. The CCO shall submit his investment statements which include all personal securities transactions to a Managing Member through SchwabCT. Investment statements must contain all the required information as described below.

Information to be included on this quarterly transaction report is as follows:

•	Trade Date

•	Security Name

•	Ticker Symbol, CUSIP number, Interest Rate and Maturity Date, Number of Shares or Par

•	Type of Transaction (Purchase, Sale or Other)

•	Price

•	Principal Amount

•	Broker Name

•	Account Number

•	Date of Report

Quarterly transaction reports must also include any new accounts established during the period and include the name of the bank or broker/dealer, the account number and the date the account was established.

Transactions in the following securities, defined as Exempt Transactions in section 10.02(A)(6), are not required to be reported:

a.	Transactions in open-end mutual funds, with the exception of Reportable Funds;

b.	Transactions in securities issued by the United States Government;

c.	Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in unit investment trusts that invest exclusively in one or more open-end mutual funds, none of which are Reportable Funds;

e.	Transactions in accounts not managed by Dolan McEniry or an affiliate, in which the employee has no direct or indirect influence or control, including Managed Accounts; and

f.	Transactions effected pursuant to an Automatic Investment Plan.

2.	Holdings Report

Access Persons are required to submit investment statement(s) which includes all personal securities holdings, other than Excluded Securities described in section

10.02(A)(6), through SchwabCT. In addition to other securities holdings, holdings in Private Placements require reporting. All investment statements should be provided to the CCO within 10 calendar days upon becoming an Access Person of Dolan McEniry and on an annual basis thereafter, as directed by the CCO. These investment statements should be current as of a date not more than 45 calendar days prior to submission. The investment statements should contain the following information:

•	Security Name

•	Ticker Symbol or CUSIP number

•	Number of Shares or Par

•	Principal Amount

•	Broker or Bank Name

•	Date of the Report

The CCO shall submit his investment statements to a Managing Member through SchwabCT.

3.	New Securities Account Reporting

Access Persons must report, on at least a quarterly basis, the opening of any new securities account over which s/he may be deemed to have Beneficial Ownership. The report must contain the name of the broker, dealer, or bank with whom the account was established; the date the account was established; and the date that the report was submitted by the Access Person.

B.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external manager complete investment discretion over your account. In addition, the Access Person must maintain documentation evidencing s/he does have not discretion over the account. Reporting, including pre-clearance, is not required for trades in this type of an account; however, Access Persons may not participate, directly or indirectly, in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the CCO through SchwabCT on a quarterly basis. This restriction does not preclude the Access Person from establishing broad investment guidelines for the manager, such as indicating industries to invest in, types of securities to purchase, or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

C.	Submission of Periodic Statements
Dolan McEniry requires that the Access Person submit account statements of his or her investment accounts in SchwabCT quarterly. This requirement applies to any investment account over which the Access Person has direct or indirect Beneficial Ownership.

D.	Review of Personal Securities

The CCO, and/or Managing Members, shall generally consider the following factors when reviewing reportable security holdings and transactions as well as pre-clearance requests:

1.	Whether the investment opportunity should be directed to a Client’s account;

2.	Whether the pre-clearance procedures were followed;

3.	Whether the Access Person benefited from purchases or sales being made for Clients;

4.	Whether the transaction harmed any Client; and

5.	Whether the transaction has any appearance of impropriety.

A Managing Member will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

D. RECORDKEEPING REQUIREMENTS

Dolan McEniry will maintain the following records in accordance with Rule 17j-1:

1.	A copy of the current Code and each Code that was in effect at any time within the past five years must be maintained in an easily accessible place.

2.
A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.
A copy of each report made by an Access Person pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

4.	A record of all Access Persons, currently or within the past five years, must be maintained in an easily accessible place.

5.	A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

6.
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of an IPO or other limited offering for at least five years after the end of the fiscal year in which the approval is granted.